Exhibit 10.25

CONTRACT FOR PROFESSIONAL AND TECHNICAL SERVICES

BETWEEN GEOVIC CAMEROON PLC

AND

GEOVIC, LTD.

THIS CONTRACT for Professional and Technical Services, and amendments thereto, together with the Schedules hereto (“Services Contract”) is made effective as of January 1st, 2008 (the “Effective Date”), by and between Geovic Cameroon PLC, a company under Cameroonian Law, (hereinafter referred to as “GeoCam”) having a head office located at Bastos – Yaoundé, P.O. Box 11555, Cameroon, and Geovic, Ltd., a body incorporated under the laws of the Cayman Islands and a wholly-owned operating subsidiary of Geovic Mining Corporation, (hereinafter referred to as “Geovic”) having a head office located at 743 Horizon Court, Suite 300A, Grand Junction, Colorado, 81506, USA (each a “Party” and collectively, the “Parties”).

PREAMBLE

WHEREAS, GeoCam, the exclusive holder of the mining rights and titles resulting from the Mining Convention of the 31st of July 2002 and Mining Permit N° 33 of 11 April 2003, may procure as necessary certain professional and technical services (“Services”);

WHEREAS, GeoCam is in need of Services to advance its Nkamouna and Mada cobalt-nickel-manganese and related projects (“Project”) in southeastern Cameroon;

WHEREAS, Geovic is duly qualified and willing to perform the Services set forth in this Services Contract to GeoCam in support of project development and administration of certain aspects of GeoCam’s Nkamouna Project and Mada Project in southeastern Cameroon;

WHEREAS, in order to provide these Services in the most proficient and cost-effective manner, Geovic will capitalize on its unique strength in management, planning and developing the operating competencies of mining companies and mining projects; Geovic has developed these strengths through the extensive experience of its management and staff with many mining companies, public and private, and a multitude of resource related projects located around the world.

MINDFUL of the fact that the Services to be performed by Geovic in this Services Contract are based on GeoCam’s annual Work Program and Budget for 2008 (“GeoCam 2008 Budget”), to be approved by the Directors and attached hereto as Schedule A;

NOW THEREFORE THIS SERVICES CONTRACT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	SERVICES TO BE RENDERED

Geovic agrees to perform Services to GeoCam in accordance with the needs and requirements of the Project development cycle, as may be requested by GeoCam. Details of General Services that may be requested by GeoCam (“Generally Requested Services”) are described and attached hereto as Schedule B.

Based on the GeoCam 2008 Work Program and Budget, Geovic agrees to perform Services requested by GeoCam (“2008 Requested Services”) as specifically described and attached hereto as Schedule C.

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The Services to be performed including the schedule shall be requested quarterly and in advance by GeoCam Management (“Quarterly Request Services”) as described and attached hereto as Schedule D. A quarterly report concerning the Services performed under the Services Contract shall be provided to GeoCam Management at the end of each quarter.

2.	GEOVIC TEAM

The Geovic team is led by its Chief Executive Officer (CEO), John Sherborne who will be responsible for overall direction of the Services. Mr. Sherborne has held the CEO position since 2004 and before that served as the company’s Executive Vice President since 2002. Previously, he worked as an independent consultant for petroleum and mining companies specializing in strategic planning and new business development. Earlier, Mr. Sherborne served in a number of senior executive and management positions with Unocal Corporation over a career spanning 30 years.

The direction of all Project related activities will be the responsibility of Geovic’s Chief Operating Officer (COO), David Beling. Mr. Beling is a licensed Mining Engineer with more than 40 years experience in all facets of the mining industry, from technical studies to project and corporate financing to executive management. He has been with Geovic since 2003.

Mr. Gary Morris, a Geovic Senior Vice President since 2001, will have the key role as Chairman of the Board of Directors and General Manager (GM, until May 31st, 2008) of GeoCam, providing overall leadership for the corporate activities of the Cameroonian company. Mr. Morris, a registered Professional Geologist, has more than 30 years experience in energy and mineral exploration and development, environmental permitting and compliance and land management.

Serving as the Chief Geologist for the Services will be William Buckovic, Geovic’s founder and President and co-founder of GeoCam. Mr. Buckovic is an international exploration professional with a number of significant mineral deposit discoveries to his credit during his 35 year career, including the recognition of the major cobalt potential of the Cameroon nickel occurrences.

All finance related needs of GeoCam will be the responsibility of Geovic’s Chief Financial Officer (CFO), Greg Hill. Mr. Hill joined the Geovic team in 2006 following more than 30 years of finance related experience with energy, mining and information and medical technology companies. Mr. Hill holds an MBA from the Harvard Business School.

Mineral marketing activities will be carried out by Mike Mason, a consultant (Marketing Consultant) to Geovic for the past three years, who heads his own mineral marketing firm, Mineral Services LLC and serves as President of MBMI Resources, a publicly traded junior mining company. Mr. Mason is a mining engineer with 40 years experience in the industry, much of it in minerals sales and trading.

Support for the Geovic Services will be provided by Mike Walthall, company Controller, Andrew Ramcharan, mine planning engineer, Shelia Short, the company’s Corporate Secretary, Dawn Buckovic, office manager, accounting professionals Shelley Vehik and Misty Rothchild and Tinamarie Mahlum, senior administrator and Charlene Shell, administrative assistant and Geovic consultants, Dominic Arrieta, assay coordinator, John Ljung and Bill Victor, mining geologists, Ed Roemer, drafting and Judy Morris, office and housing coordinator.

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3.	REMUNERATION

The remuneration for the performance of Services by Geovic during the term of this Services Contract shall be based on total Geovic man/hours involved for carrying out the said Services as detailed and attached hereto as Schedule E.

The hourly (Man-Hour) rates charged for the Geovic team listed by key discipline categories are as follows for 2008:

Position	Rate US$
CEO	220
COO	200
CFO	165
Sr.VP/GeoCam GM	165
Chief Geologist	165
Controller	130
Marketing Consultant	140

Mining Geologist (2)	120
Mine Planning Engineer	120
Assay Coordinator	60
Corporate Secretary	90
Sr. Administrator	70
Sr. Accountant	70
Accountant	50
Office Manager	70
Administrative Assistant	50
Office/Housing Coordinator	40
Drafting Technician	60

4.	OUTSIDE CONTRACTORS AND OTHER PROJECT COSTS

All contracts with outside contractors relating to the Project within the scope of this Services Contract shall be signed by GeoCam and all related Project Costs shall be paid directly by GeoCam.

5.	TERMS AND CONDITIONS OF PAYMENT

The remuneration for the performance of Services by Geovic under this Services Contract is negotiated on reasonable commercial terms in consideration of arm’s length principles and the OHADA Uniform Acts, as well as in accordance with Article 3 and Article 7, Section 7.3 of the GeoCam Shareholders Agreement.

Normal costs and expenses (notably transportation, lodging, telecommunications, meal, incidental) incurred by Geovic Team in respect of this Services Contract shall be paid directly by GeoCam or reimbursed on an actual cost reimbursable basis.

Geovic shall invoice GeoCam quarterly for Services performed and reimbursable expenses costs incurred subject to the terms outlined above in this Services Contract. Any payment not received within thirty (30) days of the date of the invoice will be subject to a late payment fee of one percent (1%) per month delinquent.

All payments made by GeoCam pursuant to this Services Contract shall be paid by GeoCam in U.S. Dollars unless otherwise agreed to by the Parties.

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6.	RESPONSIBILITY OF GEOVIC

Geovic shall perform its duties under this Services Contract in compliance with the laws and regulations of the Republic of Cameroon and the Mining Convention and Mining Permit in a prudent manner in accordance with the degree of care and skill as the standards of reputable, comparable third party service providers.

7.	LIABILITY

In provision of the Services hereunder and subject to the application of the rules of agency, neither Geovic nor any of its affiliates nor any employees or agents of any of them shall be liable for any act or omission resulting in loss or damage to GeoCam, or any of its respective affiliates, except to the extent that such loss or damage is caused by the gross negligence or willful misconduct of the employees of Geovic or any of its affiliates or agents of any of them in the course of their employment or agency. Notwithstanding the foregoing, neither Geovic, nor any of its affiliates, nor any employees or agents of any of them shall be liable for any indirect, consequential or punitive damages, including without limitation, damages for lost profits or lost business opportunities.

8.	OWNERSHIP OF DOCUMENTS AND INTELLECTUAL PROPERTY RIGHTS

GeoCam is the owner of all rights, titles, and interests in all of the intellectual property rights, including copyrights, patents, trade secrets, trademarks, and service marks in the Services, Works and Documents created under this Services Contract.

Services and Works means all inventions, improvements, discoveries (whether or not patentable), databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, and disks conceived, reduced to practice, created or originated by Geovic, its employees, agents, consultants, subcontractors, and offshore contractors, either individually or jointly with others in the performance of this Services Contract.

Services and Works include “Documents.” Documents are the originals of any databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, disks, or other materials, whether in tangible or electronic forms, prepared by Geovic, its employees, agents, consultants, or subcontractors and offshore contractors, in the performance of this Services Contract. The Documents will be the exclusive property of GeoCam and all such Documents must be immediately returned to GeoCam by Geovic upon completion or cancellation of this Services Contract.

9.	EMPLOYEES AND CONSULTANTS ON SECONDMENT

Notwithstanding any provisions to the contrary in this Services Contract, when Geovic provides its employee(s), consultant(s) or individual(s) to GeoCam to perform Services under the supervision, direction and control of GeoCam under a Service Contract (hereinafter “Seconded Employee or/and Consultants”), the Seconded Employees or/and Consultants shall be advised by GeoCam of all office, Project and facility rules, regulations, safety and health applicable procedures.

Geovic shall retain no right to supervise, direct or control the Seconded Employees and/or Consultants with respect to their performance of Services and all such supervision, direction and control shall only come from GeoCam but with technical coordination from Geovic as needed.

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10.	TAXES

Any registration or tax requirements arising from the Services Contract or from Services performed under this Services Contract, notably the Special Tax on Revenue and Value Added Tax shall be paid by GeoCam if and when applicable.

11.	TERM OF THE SERVICES CONTRACT

The term of this Services Contract shall be one (1) year from the Effective Date (January 1st, 2008).

12.	GENERAL PROVISIONS

The persons for each Party to whom notices are to be delivered are specified as follows:

Geovic Cameroon PLC

P.O. Box 11555,

Bastos – Yaoundé, Cameroon

Richard Howe, Managing Director

Telephone: +237-22 21 45 18

Facsimile: +235-22 21 18 02

Geovic, Ltd.

743 Horizon Court, Suite 300A

Grand Junction, Colorado, USA 81506

Shelia Short, Corporate Secretary

Telephone: +970-256-9681

Facsimile: +970-256-9241

13.	ATTACHMENTS

Schedules A, B, C D and E, which are attached hereto, are incorporated by this reference into this Services Contract as fully set forth herein.

Schedule A: GeoCam 2008 Budget

Schedule B: Generally Requested Services

Schedule C: 2008 Requested Services

Schedule D: Quarterly Requested Services

Schedule E: 2008 Remuneration of Geovic

IN WITNESS WHEREOF, the Parties hereto have caused this Services Contract to be duly executed by their duly authorized representatives, effective as of the Effective Date, signed in four (4) original copies in English.

GEOVIC CAMEROON PLC,

By:	/s/ Richard Howe
Name:	RICHARD HOWE
Title:	General Manager

GEOVIC, LTD.,

By:	/s/ John E. Sherborne
Name:	JOHN E. SHERBORNE
Title:	Chairman and CEO

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Schedule A

2008 GeoCam Budget

GeoCam Direct Expenses – In Cameroon Description – Expense	2008 US$	2008 US$
		Q1	Q2	Q3	Q4
Key Staff Housing	1,500,000	0	0	600,000	900,000
Construction Worker Housing	2,000,000	0	0	1,000,000	1,000,000
Kongo Camp expansion	220,000	20,000	50,000	50,000	100,000
Access Road Improvements	3,200,000	0	0	1,600,000	1,600,000
Plant & Tail Site Rough clearing and Preparation	550,000	0	0	350,000	200,000
Communication Systems	400,000	0	0	150,000	250,000
Drill, Pit, Trench, Assay – incl. outsource labor-field ops	1,900,000	300,000	400,000	600,000	600,000
Surveying & Mapping-outsourced	140,000	30,000	50,000	30,000	30,000
GeoCam Salaries, taxes, benefits – Yaoundé (16) + Field	739,360	145,580	145,580	224,100	224,100
GeoCam Office Expenses-rent, utilities, setup-office, res	330,000	32,500	82,500	107,500	107,500
Office Equipment & Supplies	305,000	15,000	83,000	108,000	99,000
Legal Fees-local	160,000	30,000	30,000	50,000	50,000
Audit, professional Services	350,000	90,000	180,000	30,000	50,000
External Accounting	60,000	15,000	15,000	15,000	15,000
GeoAid and Local Business Development	750,000	75,000	150,000	250,000	275,000
Yaoundé Security – office, residence	44,700	7,800	12,300	12,300	12,300
Visitor Expense – expats while in Cameroon	75,000	15,000	15,000	24,000	21,000
Environmental Approvals & Consulting – permit fees, land	300,000	80,000	80,000	100,000	40,000
Annual mine & Exp. Permit Fees	125,000	125,000	0	0	0
Land Lease Fees	325,000	325,000	0	0	0
Public Relations	50,000	0	25,000	25,000	0
Kongo Camp Ops-supplies, equipment	160,000	40,000	40,000	40,000	40,000
Fleet Vehicle Repairs	80,000	20,000	20,000	20,000	20,000
Vehicle Replacement/Acquisitions	450,000	225,000	225,000	0	0
Air Strip Engineering & Construction	500,000	0	0	300,000	200,000
Aircraft Purchase	1,600,000	0	0	1,500,000	100,000
GeoCam Board of Directors compensation	50,000	12,500	12,500	12,500	12,500
SNI Technical Assistance – (*2008-est)	500,000	125,000	125,000	125,000	125,000
Travel – in-country travel	60,000	15,000	15,000	15,000	15,000

Subtotal-Direct, Cameroon	16,924,060	1,743,380	1,755,880	7,338,400	6,086,400

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GeoCam Offshore Expenses – In USA, elsewhere	2008	2008 US$
Description – Expense	US$	Q1	Q2	Q3	Q4
Optimize Final Feasibility Study (RB5)	700,000	300,000	400,000	0	0
Final tailing Facility Eng & GeoTech Analyses (K-P)	500,000	200,000	300,000	0	0
Final Engineering (RB5)	10,500,000	500,000	3,000,000	5,000,000	2,000,000
Procurement (RB5)	1,200,000	0	0	300,000	900,000
Construction Management (RB5)	700,000	0	0	100,000	600,000
Construction Mob. & Detail Preparation (RB5)	9,000,000	0	0	1,000,000	8,000,000
Process Testing	250,000	100,000	50,000	50,000	50,000
Process Consulting	200,000	50,000	50,000	50,000	50,000
Legal Fees-construction	180,000	20,000	30,000	100,000	30,000
Legal Fees-finance	1,000,000	20,000	20,000	360,000	600,000
GeoCam Professionals to be hired (TBH)	839,000	56,000	59,000	362,000	362,000
Payroll Burden & Benefits @ 30%-TBH Prof and Consulting	251,700	16,800	17,700	108,600	108,600
Employee Relocation-TBH Professionals	270,000	0	30,000	120,000	120,000
Financial Advisory & Due Diligence Fees	700,000	150,000	150,000	150,000	250,000
Political Risk Insurance	300,000	0	75,000	100,000	125,000
Geovic Technical Assistance – (*2008-est)	1,606,000	347,000	387,000	431,000	441,000
Geovic Travel	0	0	0	0	0
Subtotal-Offshore, USA	28,196,700	1,759,800	4,568,700	8,231,600	13,636,600

Total 2008 Budget	$45,120,760

Total funds to be expended by GeoCam in 2008 that are the basis of this Services Contract approximate US$45,120,760, as the approved by the Board of Directors

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Schedule B

GENERALLY REQUESTED SERVICES

BY GEOCAM

Under the overall management, supervision and control of the GeoCam General Manager, Geovic will provide a scope of Services to GeoCam ranging from executive management training and development for the company’s staff and training of Project field-related technical professionals and staff involved in prospecting, resource and reserve estimation, engineering services and related activities. These Services shall generally include:

(a)	assist in the analysis of and planning for exploration operations and other work related to the pre-feasibility study stage of the operation;

(b)

assist in the analysis of and planning for development operations, mine construction operations and mining operations including all work related to the preparation of feasibility study and necessary documents for project financing;

(c)	assist in the preparation of tender materials, reviewing bids and interviewing and selecting the engineering, architectural and construction firms that will work on any aspect of the Project;

(d)	assist in negotiating contracts on behalf of GeoCam with any engineering, architectural and construction firms so selected;

(e)	assist in arranging for and supervising any mine planning, engineering, pre- stripping and other work to be performed for GeoCam.

(f)	assist in coordinating and scheduling the work of any firms selected to perform offshore work, and supervising the performance of such firms as requested by GeoCam;

(g)	assist in procuring materials, supplies, equipment or services as may be needed or required in connection with the Project when suppliers are located abroad;

(h)	assist in marketing minerals produced by or for the Project;

(i)	assist in securing insurance coverage for the Project;

(j)	assist in applying for, obtaining and maintaining, all necessary governmental approvals or permits necessary in connection with any activity of the Project;

(k)	assist in conducting relations with all international entities in connection with the Project;

(l)	providing the GeoCam General Manager with quarterly reports concerning the Services performed under the Services Contract;

(m)	performing all such other acts and things as may be requested by GeoCam in connection with any aspect or activity of the Project.

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Schedule C

2008 REQUESTED SERVICES

BY GEOCAM

Services to be performed by Geovic for the GeoCam 2008 Work Program and Budget under the overall management, supervision and control of the GeoCam General Manager:

—	Geovic will assist in providing executive training to direct the leadership and management development of key GeoCam employees.

—

Geovic will assist in planning and directing the installation of certain infrastructure and project construction facilities to allow major construction activities to begin efficiently in late 2008. Access roads, temporary housing, office and cafeteria facilities will be installed to accommodate construction workers and staff along with the first phase of permanent key staff housing. Communications and utilities facilities and a small airstrip will also be installed. Geovic will assist in preparing bids and in soliciting competitive quotations prior to starting these programs.

—

Geovic will assist in continuing the evaluation of the two relatively large trenches, each sufficiently deep to reach the ferralite ore zone to better define and develop an ore control program, and for mine planning. Geovic will assist in planning and in carrying out additional drilling in the Nkamouna area with an objective to double ore reserves in support of doubling project metal production when the cobalt market allows. Drilling will also be conducted to expand inferred resources to as much as 500 million tonnes from the current estimate of 145 million tonnes in the Mada area.

—

Geovic will assist in directing the completion of pilot scale leach, SX and pyrohydrolysis studies and design and assist in directing additional physical upgrade testing to better optimize mine and metallurgical planning.

—	Geovic will assist in directing the expansion of topographic mapping to cover additional areas, such as the air strip and new drilling completed in the Nkamouna and Mada areas.

—	Geovic will assist in conducting follow up work needed on environmental permit requirements and assist in updating related documents, as appropriate, including the development of a biodiversity plan.

—	Geovic will assist in directing the optimization of the Final Feasibility Study by a consortium of engineering companies and expected to be completed by September 2008.

—

Geovic will assist in directing the performance and completion of the studies contracted with Knight Piesold to design various project facilities, and in particular, the Napene Creek tailings storage facility. These studies are slated for completion by early 2008.

—

Following completion of the optimization of the Final Feasibility Study and assuming that the GeoCam Board of Directors authorizes continued advancement of the Project, Geovic will assist in selecting an engineering and construction firm and assist in negotiating contracts to build the Project.

—	Geovic’s cobalt, nickel and manganese marketing expert and other Geovic, Ltd. employees will assist GeoCam in their efforts to secure metal sales agreements and arrangements.

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—	Geovic will assist in discussions with various international insurance groups to source Project political risk and commercial insurance and will assist GeoCam in concluding such insurance agreements.

—

Geovic will assist the management of GeoCam to develop budgets and appropriate controls and specialized software system and operating protocols for GeoCam’s Yaoundé and Kongo offices and such financial and other controls and operating protocols as may be required or appropriate to comply with applicable international accounting and auditing standards and stock exchange requirements.

—

Geovic will assist in discussions and in the conclusion of arrangements with various international financial institutions to enable GeoCam to source the funds for project finance if the GeoCam Board of Directors authorizes Project construction.

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Schedule D

QUARTERLY REQUESTED SERVICES

PERFORMER:     GEOVIC, LTD.

DATE OF ISSUANCE:

BASIS FOR PAYMENT:

☐	Man-Hours involved for carrying out the work at the hourly rates US$ specified in the Services Contract, article 3.

☐	Travel costs billed on an actual cost reimbursable basis.

SCOPE OF SERVICES:
Seconded:	Yes: ☐	No: ☐
Description

PERFORMANCE SCHEDULE:

TERMS AND CONDITIONS:

This Requested Services shall be governed by the terms and conditions set forth in the Contract for Professional and Management Services between GEOVIC CAMEROON PLC and GEOVIC, LTD., Effective Date, January 1st, 2008.

ACCEPTED BY:	REQUESTED BY:

GEOVIC, LTD.	GEOVIC CAMEROON PLC

Signature	Signature

Name:	Name:

Title:	Title:

Date:	Date:

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Schedule E

2008 REMUNERATION OF GEOVIC SERVICES

Service Charges
Discipline Administration	Activity (mos.)	Factor (%)	Man Hours	Charge $/MH	Charge US$

CEO	12	30%	576	220	$126,720
CFO	12	50%	960	165	$158,400
Controller	12	30%	576	130	$74,880
Corp. Secretary	12	10%	192	90	$17,280
Sr. Admin. Asst.	12	30%	576	70	$40,320
Admin Asst.	12	30%	576	50	$28,800
Sr. accountant	12	30%	576	70	$40,320
Accountant	6	50%	480	50	$24,000
Office Manager	12	10%	192	70	$13,440

Subtotal					$524,160

Project
COO/Proj. Mgr.	12	90%	1728	200	$345,600
GeoCam GM	12	90%	1728	165	$285,120
Chief Geol.	12	40%	768	165	$126,720
Marketing	12	50%	960	140	$143,400

Proj. Eng. Mining	6	60%	576	130	$74,880
Geologist (2)				120
Mine Planning
Engineer	6	50%	480	120	$57,600
Office/Housing coordinator	12	50%	960	50	$48,000
Assay Coord.	12	10%	192	60	$11,520
Subtotal					$1,092,840

Total Service Charges - 2008 estunate					$1,617,000

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